Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The information contained in this Item has been updated for the changes made to our segments during the first quarter of 2020 as discussed in the recast audited consolidated financial statements and notes thereto in Exhibit 99.3 included elsewhere in this Current Report on Form 8-K which updates our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”).  This Item has not been updated for any other changes since the filing of the 2019 Form 10-K.  For developments subsequent to the filing of the 2019 Form 10-K, refer to our subsequently filed Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

Executive Overview

Our Company

We are a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which we sell across multiple attractive end-markets within the industrial, energy and medical industries. We manufacture one of the broadest and most complete ranges of compressor, pump, vacuum and blower products in our markets, which, combined with our global geographic footprint and application expertise, allows us to provide differentiated product and service offerings to our customers. Our products are sold under a collection of premier, market-leading brands, including Gardner Denver, CompAir, Nash, Emco Wheaton, Robuschi, Elmo Rietschle and Thomas, which we believe are globally recognized in their respective end-markets and known for product quality, reliability, efficiency and superior customer service.

These attributes, along with over 155 years of engineering heritage, generate strong brand loyalty for our products and foster long-standing customer relationships, which we believe have resulted in leading market positions within each of our operating segments. We have sales in more than 175 countries and our diverse customer base utilizes our products across a wide array of end-markets that have favorable near- and long-term growth prospects, including industrial manufacturing, energy (with particular exposure to the North American upstream land-based market), transportation, medical and laboratory sciences, food and beverage packaging and chemical processing.

Our products and services are critical to the processes and systems in which they are utilized, which are often complex and function in harsh conditions where the cost of failure or downtime is high. However, our products and services typically represent only a small portion of the costs of the overall systems or functions that they support. As a result, our customers place a high value on our application expertise, product reliability and the responsiveness of our service. To support our customers and market presence, we maintain significant global scale with 38 key manufacturing facilities, more than 30 complementary service and repair centers across six continents and approximately 6,600 employees worldwide as of December 31, 2019.

The process-critical nature of our product applications, coupled with the standard wear and tear replacement cycles associated with the usage of our products, generates opportunities to support customers with our broad portfolio of aftermarket parts, consumables and services. Customers place a high value on minimizing any time their operations are offline. As a result, the availability of replacement parts, consumables and our repair and support services are key components of our value proposition. Our large installed base of products provides a recurring revenue stream through our aftermarket parts, consumables and services offerings. As a result, our aftermarket revenue is significant, representing 38% of total Company revenue and approximately 43% of our combined Industrial Technologies and Services and High Pressure Solutions segments’ revenue in 2019.

Our Segments

During the three month period ended March 31, 2020, we reorganized our segments.  As a result, we no longer report under the reportable segments of Industrial, Energy and Medical.  Instead, we report under the reportable segments of Industrial Technologies and Services, Precision and Science Technologies, Specialty Vehicle Technologies and High Pressure Solutions.  Prior period segment financial information has been recast to conform to the 2020 presentation.  See Note 22 to the consolidated financial statements included in Part II, Item 8. – Financial Statements and Supplementary Data for segment financial information.  The Specialty Vehicle Technologies segment, however, had no operations prior to the three month period ended March 31, 2020, and is therefore not included in our results of operations for prior periods and not included herein.  For additional information about the Specialty Vehicle Technologies segment, see our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

Industrial Technologies and Services

We design, manufacture, market and service a broad range of air and gas compression, blower and vacuum solutions, fluid transfer equipment, loading systems, including associated aftermarket parts, consumables and services.  Almost every manufacturing and industrial facility, and many service and process industry applications use air compression, blower and vacuum products in a variety of process-critical applications such as operation of pneumatic tools, pumps and motion control components, air and gas separation, vacuum packaging of food products and aeration of waste water, among others.  Our liquid ring vacuum pumps and compressors are used in many power generation, mining, oil and gas refining and processing, chemical processing and general industrial applications including flare gas and vapor recovery, geothermal gas removal, vacuum de-aeration, enhanced oil recovery, water extraction in mining and paper and chlorine compression in petrochemical operations. Our engineered loading systems and fluid transfer equipment ensure the safe handling and transfer of crude oil, liquefied natural gas, compressed natural gas, chemicals, and bulk materials.  We maintain a leading position in our markets and serve customers globally. We offer comprehensive aftermarket parts and an experienced direct and distributor-based service network world-wide to complement all of our products.  In 2019, the Industrial Technologies and Services segment generated Segment Revenue of $1,700.9 million and Segment Adjusted EBITDA of $391.4 million, reflecting a Segment Adjusted EBITDA Margin of 23.0%.

Precision and Science Technologies

We design, manufacture and market a broad range of highly specialized gas, liquid and precision syringe pumps and compressors primarily for use in the medical, laboratory and biotechnology end markets.  Our customers are mainly medium and large durable medical equipment suppliers that integrate our products into their final equipment for use in applications such as oxygen therapy, blood dialysis, patient monitoring, wound treatment, and others. Further, with recent acquisitions, we expanded into liquid handling components and systems used in biotechnology applications including clinical analysis instrumentation. We also have a broad range of end use deep vacuum products for laboratory science applications.  In 2019, the Precision and Science Technologies segment generated Segment Revenue of $316.6 million and Segment Adjusted EBITDA of $95.8 million, reflecting a Segment Adjusted EBITDA Margin of 30.3%.

High Pressure Solutions

We design, manufacture, market and service a diverse range of positive displacement pumps, integrated systems and associated aftermarket parts, consumables and services.  The highly engineered products offered by our High Pressure Solutions segment serve customers in the upstream energy market, as well as petrochemical processing, transportation and general industrial sectors.  We are one of the largest suppliers of equipment and associated aftermarket parts, consumables and services for the upstream energy applications that we serve.  In 2019, the High Pressure Solutions segment generated Segment Revenue of $434.4 million and Segment Adjusted EBITDA of $117.0 million, reflecting a Segment Adjusted EBITDA Margin of 26.9%.

Components of Our Revenue and Expenses

Revenues

We generate revenue from sales of our highly engineered, application-critical products and by providing associated aftermarket parts, consumables and services. We sell our products and deliver aftermarket services both directly to end-users and through independent distribution channels, depending on the product line and geography. Below is a description of our revenues by segment and factors impacting total revenues.

Industrial Technologies and Services Revenue

Our Industrial Technologies and Services segment revenues are generated primarily through sales of air and gas compression, blower and vacuum solutions, fluid transfer equipment and loading systems to customers in multiple industries and geographies.  The majority of Industrial Technologies and Services revenue is derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered.  Certain contracts with customers in the mid-and downstream and petrochemical markets are higher sales value and often have longer lead times and involve more application specific engineering.  Depending on the contractual terms, revenue is recognized either over the duration of the contract or at contract completion when equipment is delivered to the customer.  A provision for estimated losses on uncompleted contracts is recognized in the period in which such losses are determined to be probable.  As a result, the timing of these contracts can result in significant variation in reported revenue from quarter to quarter.  Our large installed base of products in our Industrial Technologies and Services segment drives demand for recurring aftermarket support services to customers, including replacement parts, consumables and repair and maintenance services. Revenue for services is recognized when services are performed.

Industrial Technologies and Services products are sold both directly to end customers and through independent distributors, depending on the product category and geography.

Precision and Science Technologies Revenue

Our Precision and Science Technologies segment revenues are generated primarily through sales of highly specialized gas, liquid and precision syringe pumps that are specified by medical and laboratory equipment suppliers for use in medical and laboratory applications. Our products are often subject to extensive collaborative design and specification requirements, as they are generally components specifically designed for, and integrated into, our customers’ products.  Revenue is recognized when control is transferred to the customer, generally at shipment or when delivery has occurred.  Our Precision and Science Technologies segment also has limited aftermarket revenues related to certain products.

High Pressure Solutions Revenue

Our High Pressure Solutions segment revenues are generated primarily through sales of positive displacement pumps, integrated systems and associated aftermarket parts, consumables and services. The majority of High Pressure Solutions segment revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered.  Our large installed base of products in our High Pressure Solutions segment drives demand for recurring aftermarket support services to customers, including replacement parts, consumables and repair and maintenance services.  The mix of aftermarket to original equipment revenue within the High Pressure Solutions segment is impacted by trends in upstream energy activity in North America.  Revenue for services is recognized when services are performed.  In response to customer demand for faster access to aftermarket parts and repair services, we expanded our direct aftermarket service locations in our High Pressure Solutions segment, particularly in North American markets driven by upstream energy activity.  High Pressure Solutions segment products and aftermarket parts, consumables and services are sold both directly to end customers and through independent distributors, depending on the product category and geography.

Expenses

Cost of Sales

Cost of sales includes the costs we incur, including purchased materials, labor and overhead related to manufactured products and aftermarket parts sold during a period. Depreciation related to manufacturing equipment and facilities is included in cost of sales. Purchased materials represent the majority of costs of sales, with steel, aluminum, copper and partially finished castings representing our most significant materials inputs. Stock-based compensation expense for employees associated with the manufacture of products or delivery of services to customers is included in cost of sales. We have instituted a global sourcing strategy to take advantage of coordinated purchasing opportunities of key materials across our manufacturing plant locations.

Cost of sales for services includes the direct costs we incur, including direct labor, parts and other overhead costs including depreciation of equipment and facilities, to deliver repair, maintenance and other field services to our customers.

Selling and Administrative Expenses

Selling and administrative expenses consist of (i) salaries and other employee-related expenses for our selling and administrative functions and other activities not associated with the manufacture of products or delivery of services to customers; (ii) facility operating expenses for selling and administrative activities, including office rent, maintenance, depreciation and insurance; (iii) marketing and direct costs of selling products and services to customers including internal and external sales commissions; (iv) research and development expenditures; (v) professional and consultant fees; (vi) KKR fees and expenses; (vii) expenses related to our  public stock offerings and to establish public company reporting compliance; (viii) employee related stock-based compensation for our selling and administrative functions and other activities not associated with the manufacture of products or delivery of services to customers; and (ix) other miscellaneous expenses. Certain corporate expenses, including those related to our shared service centers in the United States and Europe, that directly benefit our businesses are allocated to our business segments. Certain corporate administrative expenses, including corporate executive compensation, treasury, certain information technology, internal audit and tax compliance, are not allocated to the business segments.

Amortization of Intangible Assets

Amortization of intangible assets includes the periodic amortization of intangible assets recognized when an affiliate of KKR acquired us on July 30, 2013, intangible assets recognized in connection with businesses we acquired since July 30, 2013, including customer relationships and trademarks, and internally developed software.

Impairment of Other Intangible Assets

Impairment of other intangible assets includes non-cash charges we recognized for the impairment of intangible assets other than goodwill.

Other Operating Expense, Net

Other operating expense, net includes foreign currency gains and losses, restructuring charges, certain litigation and contract settlement losses, environmental remediation and other miscellaneous operating expenses.

Provision (Benefit) for Income Taxes

The provision or benefit for income taxes includes U.S. federal, state and local income taxes and all non-U.S. income taxes. We are subject to income tax in approximately 35 jurisdictions outside of the United States. Because we conduct operations on a global basis, our effective tax rate depends, and will continue to depend, on the geographic distribution of our pre-tax earnings among several different taxing jurisdictions. Our effective tax rate can also vary based on changes in the tax rates of the different jurisdictions, the availability of tax credits and non-deductible items.

Items Affecting our Reported Results

General Economic Conditions and Capital Spending in the Industries We Serve

Our financial results closely follow changes in the industries and end-markets we serve. Demand for most of our products depends on the level of new capital investment and planned and unplanned maintenance expenditures by our customers. The level of capital expenditures depends, in turn, on the general economic conditions as well as access to capital at reasonable cost. In particular, demand for our Industrial Technologies and Services products generally correlates with the rate of total industrial capacity utilization and the rate of change of industrial production. Capacity utilization rates above 80% have historically indicated a strong demand environment for industrial equipment. In our High Pressure Solutions segment, demand for our products is influenced heavily by energy prices and the expectation as to future trends in those prices.  Energy prices have historically been cyclical in nature and are affected by a wide range of factors.  In addition to energy prices, demand for our upstream energy products are positively impacted by increasing global land rig count, drilled but uncompleted wells, the level of hydraulic fracturing intensity and activity measured by horsepower utilization and lateral lengths as well as drilling and completion capital expenditures.  In our Precision and Science Technologies segment, we expect demand for our products to be driven by favorable trends, including the growth in healthcare spend and expansion of healthcare systems due to an aging population requiring medical care and increased investment in health solutions and safety infrastructures in emerging economies. Over longer time periods, we believe that demand for all of our products also tends to follow economic growth patterns indicated by the rates of change in the GDP around the world, as augmented by secular trends in each segment. Our ability to grow and our financial performance will also be affected by our ability to address a variety of challenges and opportunities that are a consequence of our global operations, including efficiently utilizing our global sales, manufacturing and distribution capabilities and engineering innovative new product applications for end-users in a variety of geographic markets.

Foreign Currency Fluctuations

A significant portion of our revenues, approximately 56% for the year ended December 31, 2019, was denominated in currencies other than the U.S. dollar.  Because much of our manufacturing facilities and labor force costs are outside of the United States, a significant portion of our costs are also denominated in currencies other than the U.S. dollar.  Changes in foreign exchange rates can therefore impact our results of operations and are quantified when significant to our discussion.

Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Variability within Upstream Energy Markets

We sell products and services to customers in upstream energy markets, primarily in the United States.  Within our High Pressure Solutions segment, we manufacture pumps and associated aftermarket products and services used in drilling, hydraulic fracturing and well service applications.

Demand for upstream energy products has historically corresponded to the supply and demand dynamics related to oil and natural gas products, and has been influenced by oil and natural gas prices, the level and intensity of hydraulic fracturing activity rig count, drilling activity and other economic factors.  These factors have caused the level of demand for certain of our High Pressure Solutions products to change at times (both positively and negatively) and we expect these trends to continue in the future.

We believe it is helpful to consider the impact of our exposure to upstream energy in evaluating our 2018 and 2019 Segment Revenue and Segment Adjusted EBITDA, in order to better understand other drivers of our performance during those periods, including operational improvements.

Restructuring and Other Business Transformation Initiatives

We continue to implement business transformation initiatives.  A key element of those business transformation initiatives was restructuring programs within our Industrial Technologies and Services, Precision and Science Technologies and High Pressure Solutions segments as well as at the Corporate level.  Restructuring charges, program related facility reorganization, relocation and other costs, and related capital expenditures were impacted most significantly.

We announced a restructuring program in the third quarter of 2018 that primarily involves workforce reductions and facility consolidations.  For the years ended December 31, 2019 and 2018, $17.1 million and $12.7 million, respectively were charged to expense related to this restructuring program.

Acquisitions

Part of our strategy for growth is to acquire complementary flow control and compression equipment businesses, which provide access to new technologies or geographies or improve our aftermarket offerings. In June 2017, within our Industrial Technologies and Services segment, we acquired a leading North American manufacturer of gas compression equipment and solutions for vapor recovery, biogas and other process and industrial applications for approximately $20.4 million, net of cash acquired (inclusive of an indemnity holdback of $1.9 million).

In February 2018, we acquired a leading global manufacturer of turbo vacuum technology systems and optimization solutions for industrial applications in our Industrial Technologies and Services segment for total consideration, net of cash acquired, of approximately $94.9 million. In May 2018, we acquired a leading manufacturer of plungers and other well service pump consumable products in our High Pressure Solutions segment for total consideration, net of cash acquired, of approximately $21.0 million (inclusive of cash payments of $18.8 million, a $2.0 million promissory note and a $0.2 million holdback). In November 2018, we acquired a leading manufacturer of rotary screws and piston compressors and associated aftermarket parts in our Industrial Technologies and Services segment for total consideration, net of cash acquired, of $16.1 million (inclusive of cash payments of $14.8 million and a $1.3 million holdback). In December 2018, we acquired a leading manufacturer of specialty industrial pumps and associated aftermarket parts in our Precision and Science Technologies segment for total consideration of $58.5 million, net of cash acquired (inclusive of cash payments of $57.8 million and a $0.7 million holdback).

In July 2019, we acquired a company which specializes in customized pump solutions for liquid handling processes for use in medical, process and industrial applications, in our Precision and Science Technologies segment for total consideration, net of cash acquired, of $10.0 million (inclusive of cash payments of $5.6 million, a $1.6 million holdback and up to $2.8 million in contingent earn-out provisions). In August 2019, we acquired a provider of vacuum pumps, blowers and compressors in our Industrial Technologies and Services segment for total consideration of $7.0 million, net of cash acquired (inclusive of cash payments of $5.9 million and a $1.1 million deferred payment).

The revenues for these acquisitions subsequent to the respective dates of acquisition included in our financial results were $137.6 million $96.2 million and $13.9 million for the years ended December 31, 2019, 2018 and 2017, respectively. The operating income for these acquisitions subsequent to their respective dates of acquisition, including organic growth since acquisition, included in our financial results was $19.1 million, $8.3 million and $1.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

See Note 3 “Business Combinations” to our audited consolidated financial statements included elsewhere in this Form 10-K for further discussion around the outstanding holdbacks for the years ended December 31, 2019, 2018 and 2017.

Stock-Based Compensation Expense

For the year ended December 31, 2018, we incurred stock-based compensation expense of approximately $2.8 million which was reduced by $5.1 million primarily due to a decrease in the estimated accrual for employer taxes related to deferred stock units (“DSU”) as a result of a lower per share stock price.

For the year ended December 31, 2019, we incurred stock-based compensation expense of approximately $19.2 million which was increased by $3.9 million due to costs associated with employer taxes.  See Note 17 “Stock-Based Compensation” to our audited consolidated financial statements included elsewhere in this Form 10-K for further discussion around our stock-based compensation expense.

Income Taxes

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (“Tax Act”) was enacted into law.  The new legislation contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes, including the determination of the transition tax, the remeasurement of our U.S. deferred tax assets and liabilities as well as the reassessment of the net realizability of our deferred tax assets and liabilities, in the period of enactment. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allowed us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. As a result, we previously provided a provisional estimate of the effect of the Tax Act in our financial statements for 2017 and through the first nine months of 2018.  In the fourth quarter of 2018, we completed our accounting for all of the enactment-date income tax effects of the Tax Act by increasing the total benefit taken in 2017 of $95.3 million to $96.5 million.  Due to the Tax Act, the total U.S. deferred changed from a tax benefit of $89.6 million in 2017 to $74.5 million in 2018, with a 2018 measurement-period adjustment of $15.1 million and the ASC 740-30 (formerly APB 23) liability, related to the permanent reinvestment of earnings in foreign subsidiaries assertion, changed from a tax benefit of $69.0 million in 2017 to $72.5 million in 2018, with a 2018 measurement-period adjustment of $3.5 million. The provisional one-time transition tax of $63.3 million in 2017 decreased to $50.5 million in 2018, with a 2018 measurement-period adjustment of $12.8 million. The total $1.2 million benefit had a (0.3)% impact to the overall rate in 2018.

The Tax Act creates a new requirement that certain income (i.e., GILTI) earned by controlled foreign corporations (“CFC”) must be included currently in the gross income of the CFCs’ U.S. shareholder. GILTI is the excess of the shareholder’s “net CFC tested income” over the net deemed tangible income return, which is currently defined as the excess of (1) 10% of the aggregate of the U.S. shareholder’s pro rata share of the qualified business asset investment of each CFC with respect to which it is a U.S. shareholder over (2) the amount of certain interest expense taken into account in the determination of net CFC-tested income.

Under U.S. GAAP, we are allowed to make an accounting policy election of either (1) treating taxes due on future U.S. inclusions  in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). The Company has determined that it will follow the period cost method (option 1 above) going forward.  The tax provision for the twelve month period ended December 31, 2019 reflects this decision.  All of the additional calculations and rule changes found in the Tax Act have been considered in the tax provision for the year ended December 31, 2019. The Company recorded a tax expense of $2.0 million in 2019 for the GILTI provisions of the Tax Act that were effective for the first time during 2018.

See Note 15 “Income Taxes” to our audited consolidated financial statements included elsewhere in this Form 10-K.

Outlook

Industrial Technologies and Services

The mission-critical nature of our Industrial Technologies and Services segment products across manufacturing processes drives a demand environment and outlook that are correlated with global and regional industrial production, capacity utilization and long-term GDP growth.  In the fourth quarter of 2019, we booked $391.2 million of orders in our Industrial Technologies and Services segment, a decrease of 7.3% over the fourth quarter of 2018, or a decrease of 5.8% on a constant currency basis.

Precision and Science Technologies Segment

In 2020, we believe that demand for our products and services will continue to benefit from attractive secular growth trends in the aging population requiring medical care, emerging economies modernizing and expanding their healthcare systems and increased investment globally in health solutions. In addition, we expect growing demand for higher healthcare efficiency, requiring premium and high performance systems. In the fourth quarter of 2019 we booked $72.8 million of orders in our Precision and Science Technologies segment, an increase of 3.0% over 2018, or a 4.3% increase on a constant currency basis.

High Pressure Solutions Segment

Our High Pressure Solutions segment products include positive displacement pumps, integrated systems and associated aftermarket parts, consumables and services.  The demand environment and outlook are influenced heavily by the supply and demand dynamics related to oil and natural gas products, and has been influenced by oil and natural gas prices, the level and intensity of hydraulic fracturing activity, global land rig count, drilled but uncompleted wells and other economic factors.  These factors have caused the level of demand for certain of our products to change at times (both positively and negatively) and we expect these trends to continue in the future.  We believe we are well positioned to continue to benefit given our market position, diverse range of equipment, aftermarket parts and consumables and our service presence, despite the current demand environment.

In the fourth quarter of 2019, we booked $79.1 million of orders in our High Pressure Solutions segment, a decrease of  52.1% over the fourth quarter of 2018, or a 51.7% decrease on a constant currency basis.

How We Assess the Performance of Our Business

We manage operations through the three business segments described above. In addition to our consolidated GAAP financial measures, we review various non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.

We believe Adjusted EBITDA and Adjusted Net Income are helpful supplemental measures to assist us and investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe that the adjustments applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future. Adjusted Net Income is defined as net income (loss) including interest, depreciation and amortization of non-acquisition related intangible assets and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions.

We use Free Cash Flow to review the liquidity of our operations. We measure Free Cash Flow as cash flows from operating activities less capital expenditures. We believe Free Cash Flow is a useful supplemental financial measure for us and investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free Cash Flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities.

Management and our board of directors regularly use these measures as tools in evaluating our operating and financial performance and in establishing discretionary annual compensation. Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP. In addition, we believe that Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income and Free Cash Flow when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.

Adjusted EBITDA, Adjusted Net Income and Free Cash Flow should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA, Adjusted Net Income and Free Cash Flow have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Included in our discussion of our consolidated and segment results below are changes in revenues and Adjusted EBITDA on a Constant Currency basis. Constant Currency information compares results between periods as if exchange rates had remained constant period over period. We define Constant Currency revenues and Adjusted EBITDA as total revenues and Adjusted EBITDA excluding the impact of foreign exchange rate movements and use it to determine the Constant Currency revenue and Adjusted EBITDA growth on a year-over-year basis. Constant Currency revenues and Adjusted EBITDA are calculated by translating current period revenues and Adjusted EBITDA using corresponding prior period exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

For further information regarding these measures, see “Item 6. Selected Financial Data” and “Non-GAAP Financial Measures” below.

Results of Operations

Consolidated results should be read in conjunction with segment results and the Segment  Information notes to our audited consolidated financial statements included elsewhere in this Form 10-K, which provide more detailed discussions concerning certain components of our consolidated statements of operations.  All intercompany accounts and transactions have been eliminated within the consolidated results.

This section discusses our results of operations for the year ended December 31, 2019 as compared to the year ended December 31, 2018.  For a discussion and analysis of the year ended December 31, 2018, compared to the same in 2017, please refer to the “Management’s Discussion and Analysis of Financial Condition” and “Results of Operations” included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

Consolidated Results of Operations for the Years Ended December 31, 2019 and 2018

	Year Ended December 31,
	2019	2018
Consolidated Statements of Operations
Revenues	$2,451.9	$2,689.8
Cost of sales	1,540.2	1,677.3
Gross profit	911.7	1,012.5
Selling and administrative expenses	436.4	434.6
Amortization of intangible assets	124.3	125.8
Impairment of other intangible assets	-	-
Other operating expense, net	75.7	9.1
Operating income	275.3	443.0
Interest expense	88.9	99.6
Loss on extinguishment of debt	0.2	1.1
Other income, net	(4.7)	(7.2)
Income before income taxes	190.9	349.5
Provision for income taxes	31.8	80.1
Net income	$159.1	$269.4

Percentage of Revenues
Gross profit	37.2%	37.6%
Selling and administrative expenses	17.8%	16.2%
Operating income	11.2%	16.5%
Net income	6.5%	10.0%
Adjusted EBITDA(1)	22.9%	25.4%

Other Financial Data
Adjusted EBITDA(1)	$561.7	$683.4
Adjusted net income(1)	329.3	396.3
Cash flows - operating activities	343.3	444.5
Cash flows - investing activities	(54.3)	(235.0)
Cash flows - financing activities	(11.5)	(373.0)
Free cash flow(1)	300.1	392.3
(1)	See “Non-GAAP Financial Measures” below for a reconciliation to the most directly comparable GAAP measure.

Revenues

Revenues for 2019 were $2,451.9 million, a decrease of $237.9 million, or 8.8%, compared to $2,689.8 million in 2018.  The decrease in revenues was due primarily to lower volume in our Industrial Technologies and Services and High Pressure Solutions segments including acquisitions of $220.3 million, or 8.2%, the unfavorable impact of foreign currencies of $67.5 million, or 2.5%, and lower pricing in our High Pressure Solutions segment of $26.7 million, or 1.0%, partially offset by higher volume in our Precision and Science Technologies segment including acquisitions of $39.8 million, or 1.5%, and higher pricing in our Industrial Technologies and Services and Precision and Science Technologies segments of $36.8 million, or 1.4%.  The percentage of consolidated revenues derived from aftermarket parts and services was 37.8% in 2019 compared to 39.2% in 2018.

Gross Profit

Gross profit in 2019 was $911.7 million, a decrease of $100.8 million, or 10.0%, compared to $1,012.5 million in 2018, and as a percentage of revenues was 37.2% in 2019 and 37.6% in 2018. The decrease in gross profit reflects primarily lower volume in our Industrial Technologies and Services and High Pressure Solutions segments, the unfavorable impact of foreign currencies and higher materials and other manufacturing costs, partially offset by improved pricing. The slight decrease in gross profit as a percentage of revenues primarily reflects lower volumes, partially offset by improved pricing.

Selling and Administrative Expenses

Selling and administrative expenses were $436.4 million in 2019, an increase of $1.8 million, or 0.4%, compared to $434.6 million in 2018.  Selling and administrative expenses as a percentage of revenues increased to 17.8% in 2019 from 16.2% in 2018. This increase in selling and administrative expenses was primarily due to increased stock based compensation expense and other employee-related expenses, partially offset by lower professional and consultant fees.

Amortization of Intangible Assets

Amortization of intangible assets was $124.3 million in 2019, a decrease of $1.5 million compared to $125.8 million in 2018. The decrease was primarily due to intangibles that became fully amortized in 2019, partially offset by the amortization of intangibles acquired in 2018 and 2019.

Other Operating Expense, Net

Other operating expense, net was $75.7 million in 2019, an increase of $66.6 million compared to $9.1 million in 2018. The increase was primarily due to increased acquisition related expenses and non-cash charges of $44.0 million, foreign currency transaction losses of $8.1 million in 2019 compared to gains of $1.9 million in 2018, increased restructuring costs of $4.4 million and lower shareholder litigation settlement recoveries of $3.5 million.

Interest Expense

Interest expense was $88.9 million in 2019, a decrease of $10.7 million compared to $99.6 million in 2018. The decrease was primarily due to reduced debt as a result of prepayments in 2018 and 2019, partially offset by an increased weighted-average rate of 5.4% in 2019 compared to 5.2% in 2018.

Other Income, Net

Other income, net, was $4.7 million in 2019, a decrease of $2.5 million compared to $7.2 million in 2018. The decrease in other income, net was primarily due to an increase of $4.6 million in the other components of net periodic benefit cost and a decrease of $0.8 million in other financing income, partially offset by increased gains on postretirement plan investments of $2.9 million.

Provision for Income Taxes

The provision for income taxes was $31.8 million resulting in a 16.7% effective tax rate in 2019 compared to a provision of $80.1 million resulting in a 22.9% effective tax provision rate in 2018.  The decrease in the tax provision and the decrease in the effective tax rate is primarily due to a decrease in pretax book income and an increase in a benefit related to equity compensation.

Net Income

Net income was $159.1 million in 2019 compared to net income of $269.4 million in 2018. The decrease in net income was primarily due to lower gross profit on lower revenues and higher other operating expense, net, partially offset by lower interest expense and a lower provision for income taxes.

Adjusted EBITDA

Adjusted EBITDA decreased $121.7 million to $561.7 million in 2019 compared to $683.4 million in 2018.  Adjusted EBITDA as a percentage of revenues decreased 250 basis points to 22.9% in 2019 from 25.4% in 2018. The decrease in Adjusted EBITDA was primarily due to lower volume in our Industrial Technologies and Services and High Pressure Solutions segments including acquisitions of $92.4 million, lower pricing of $26.7 million in our High Pressure Solutions segment, higher selling and administrative expenses of $20.8 million, higher materials and other manufacturing costs of $16.1 million, and the unfavorable impact of foreign currencies of $15.1 million, partially offset by improved pricing of $36.8 million in our Industrial Technologies and Services and Precision and Science Technologies segments and higher volume in our Precision and Science Technologies segment including acquisitions of $12.7 million.

Adjusted Net Income

Adjusted Net Income decreased $67.0 million to $329.3 million in 2019 compared to $396.3 million in 2018. The decrease was primarily due to lower Adjusted EBITDA, partially offset by a lower income tax provision, as adjusted and lower interest expense.

Segment Results

As discussed above, we reorganized our segments during the three month period ended March 31, 2020 and no longer report under the three reportable segments of Industrial, Energy and Medical.  Discussed below are the results of operations for the three reorganized reportable segments of Industrial Technologies and Services, Precision and Science Technologies and High Pressure Solutions.  Our Corporate operations (as described below) are not discussed separately as any results that had a significant impact on operating results are included in the consolidated results discussion above.

We evaluate the performance of our segments based on Segment Revenues and Segment Adjusted EBITDA. Segment Adjusted EBITDA is indicative of operational performance and ongoing profitability. Our management closely monitors Segment Adjusted EBITDA to evaluate past performance and identify actions required to improve profitability.

The segment measurements provided to, and evaluated by, the chief operating decision maker are described in Note 22 “Segment Information” to our audited consolidated financial statements included elsewhere in this Form 10-K.

Included in our discussion of our segment results below are changes in Segment Revenues and Segment Adjusted EBITDA on a Constant Currency basis. Constant Currency information compares results between periods as if exchange rates had remained constant period over period. We define Constant Currency as changes in Segment Revenues and Segment Adjusted EBITDA excluding the impact of foreign exchange rate movements. We use these measures to determine the Constant Currency Segment Revenues and Segment Adjusted EBITDA growth on a year-on-year basis. Constant Currency Segment Revenues and Segment Adjusted EBITDA are calculated by translating current period Segment Revenues and Segment Adjusted EBITDA using prior period exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Segment Results for Years Ended December 31, 2019 and 2018

The following tables display Segment Revenues, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin (Segment Adjusted EBITDA as a percentage of Segment Revenues) for each of our Segments and illustrates, on a percentage basis, the impact of foreign currency fluctuations on Segment Revenues and Segment Adjusted EBITDA growth.

Industrial Technologies and Services Segment Results

	Years Ended December 31,		Percent Change	Constant Currency Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$1,700.9	$1,739.6	(2.2)%	1.1%
Segment Adjusted EBITDA	$391.4	$393.6	(0.6)%	2.9%
Segment Margin	23.0%	22.6%	40 bps

Segment Revenues for 2019 were $1,700.9 million, a decrease of $38.7 million, or 2.2%, compared to $1,739.6 million in 2018.  The decrease in Segment Revenues was primarily due to the unfavorable impact of foreign currencies of $57.3 million, or 3.3%, and lower volume including acquisitions of $13.7 million, or 0.8%, partially offset by improved pricing of $32.2 million, or 1.9%.  The percentage of Segment Revenues derived from aftermarket parts and service was 32.3% in 2019 compared to 32.1% in 2018.

Segment Adjusted EBITDA in 2019 was $391.4 million, a decrease of $2.2 million, or 0.6%, from $393.6 million in 2018.  Segment Adjusted EBITDA Margin increased 40 basis points to 23.0% from 22.6% in 2018.  The decrease in Segment Adjusted EBITDA was primarily due to the unfavorable impact of foreign currencies of $13.5 million, lower volume including acquisitions of $12.0 million and higher material and other manufacturing costs of $8.5 million, partially offset by improved pricing of $32.2 million.

Precision and Science Technologies Segment Results

	Years Ended December 31,		Percent Change	Constant Currency Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$316.6	$280.2	13.0%	15.8%
Segment Adjusted EBITDA	$95.8	$80.7	18.7%	22.1%
Segment Margin	30.3%	28.8%	150 bps

Segment Revenues for 2019 were $316.6 million, an increase of $36.4 million, or 13.0%, compared to $280.2 million in 2018.  The increase in Segment Revenues was primarily due to higher volume including acquisitions of $39.8 million, or 14.2%, and improved pricing of $4.6 million, or 1.6%, partially offset by the unfavorable impact of foreign currencies of $7.9 million, or 2.8%.  The percentage of Segment Revenues derived from aftermarket parts and service was 4.2% in 2019 compared to 3.6% in 2018.

Segment Adjusted EBITDA in 2019 was $95.8 million, an increase of $15.1 million, or 18.7%, from $80.7 million in 2018.  Segment Adjusted EBTIDA Margin increased 150 basis points to 30.3% from 28.8% in 2018.  The increase in Segment Adjusted EBITDA was primarily due to higher volume including acquisitions of $12.7 million, improved pricing of $4.6 million, and lower selling and administrative costs of $1.4 million, partially offset by the unfavorable impacts of foreign currencies of $2.7 million and higher material and other manufacturing costs of $0.8 million.

High Pressure Solutions Segment Results

	Years Ended December 31,		Percent Change	Constant Currency Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$434.4	$670.0	(35.2)%	(34.8)%
Segment Adjusted EBITDA	$117.0	$227.8	(48.6)%	(48.8)%
Segment Margin	26.9%	34.0%	(710) bps

Segment Revenues for 2019 were $434.4 million, a decrease of $235.6 million, or 35.2%, compared to $670.0 million in 2018.  The decrease in Segment Revenues was primarily due to lower volume including acquisitions of $206.6 million, or 30.8%, unfavorable pricing of $26.7 million, or 4.0% and the unfavorable impact of foreign currencies of $2.3 million, or 0.3%.  The percentage of Segment Revenues derived from aftermarket parts and service was 83.9% in 2019 compared to 72.6% in 2018.

Segment Adjusted EBITDA in 2019 was $117.0 million, a decrease of $110.8 million, or 48.6% from $227.8 million in 2018.  Segment Adjusted EBITDA Margin decreased 710 basis points to 26.9% from 34.0% in 2018.  The decrease in Segment Adjusted EBITDA was primarily due to  lower volume including acquisitions of $80.4 million, unfavorable pricing of $26.7 million and higher material and other manufacturing costs of $6.8 million, partially offset by lower selling and administrative costs of $2.7 million.

Non-GAAP Financial Measures

Set forth below are reconciliations of net income to Adjusted EBITDA and Adjusted Net Income and cash flows from operating activities to Free Cash Flow.  For additional information regarding Adjusted EBITDA and Adjusted Net Income, see “How We Assess the Performance of Our Business” above.

	Year Ended December 31,
	2019	2018
Net Income	$159.1	$269.4
Plus:
Interest expense	88.9	99.6
Provision (benefit) for income taxes	31.8	80.1
Depreciation expense	53.8	54.6
Amortization expense(1)	124.3	125.8
Impairment of other intangible assets(2)	-	-
KKR fees and expenses(3)	-	-
Restructuring and related business transformation costs(4)	25.6	38.8
Acquisition related expenses and non-cash charges(5)	54.6	16.7
Environmental remediation loss reserve(6)	0.1	-
Expenses related to public stock offerings(7)	-	2.9
Establish public company financial reporting compliance(8)	0.6	4.3
Stock-based compensation(9)	20.7	(2.8)
Loss on extinguishment of debt(10)	0.2	1.1
Foreign currency transaction losses (gains), net	8.1	(1.9)
Shareholder litigation settlement recoveries(11)	(6.0)	(9.5)
Other adjustments(12)	(0.1)	4.3
Adjusted EBITDA	$561.7	$683.4
Minus:
Interest expense	$88.9	$99.6
Income tax provision, as adjusted(13)	77.9	119.0
Depreciation expense	53.8	54.6
Amortization of non-acquisition related intangible assets	11.8	13.9
Adjusted Net Income	$329.3	$396.3
Free Cash Flow
Cash flows - operating activities	$343.3	$444.5
Minus:
Capital expenditures	43.2	52.2
Free Cash Flow	$300.1	$392.3

(1)
Represents $112.5 million and $111.9 million of amortization of intangible assets arising from the KKR Transaction and other acquisitions (customer relationships and trademarks) and $11.8 million and $13.9 million of amortization of non-acquisition related intangible assets, in each case for the years ended December 31, 2019 and 2018, respectively.

(2)	Represents non-cash charges for impairment of intangible assets other than goodwill.

(3)	Represents management fees and expenses paid to Kohlberg, Kravis & Roberts & Co., L.P. (“KKR” or “Former Sponsor”).

(4)	Restructuring and related business transformation costs consisted of the following.

	For the Year Ended December 31,
	2019	2018
Restructuring charges	$17.1	$12.7
Severance, sign-on, relocation and executive search costs	2.5	4.1
Facility reorganization, relocation and other costs	2.4	3.1
Information technology infrastructure transformation	1.2	0.8
Losses (gains) on asset and business disposals	0.8	(1.1)
Consultant and other advisor fees	0.3	14.1
Other, net	1.3	5.1
Total restructuring and related business transformation costs	$25.6	$38.8

(5)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs), and non-cash charges and credits arising from fair value purchase accounting adjustments.

(6)	Represents estimated environmental remediation costs and losses relating to a former production facility.

(7)	Represents certain expenses related to our initial public offering and secondary offerings.

(8)
Represents third party expenses to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new accounting standards (ASC 606 – Revenue from Contracts with Customers and ASC 842 – Leases) in the first quarter of 2018 and 2019, respectively, one year ahead of the required adoption dates for a private company.

(9)	Represents stock-based compensation expense recognized for stock options outstanding for the year ended December 31, 2019 of $19.2 million and associated employer taxes of $1.5 million.

Represents stock-based compensation expense recognized for stock options outstanding for the year ended December 31, 2018 of $2.8 million, reduced by $5.6 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of a lower per share stock price.

(10)	Represents losses on the extinguishment of a portion of the U.S. Term Loan and the refinance of our Revolving Credit Facility.

(11)	Represents insurance recoveries of our shareholder litigation settlement in 2014.

(12)
Includes (i) non-cash impact of net LIFO reserve adjustment, (ii) effects of amortization of prior service costs and amortization of losses in pension and other postretirement benefits (“OPEB”) expense, (iii) certain legal and compliance costs and (iv) other miscellaneous adjustments.

Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of applicable discrete tax items.  The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory tax rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances.  Discrete tax items include changes in tax laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances. All impacts relating to the Tax Cuts and Jobs Act of 2017 have been included as an adjustment on the ‘Tax law change” line of the table below.

The income tax provision, as adjusted for each of the periods presented below consists of the following.

	For the Year Ended December 31,
	2019	2018
Provision (benefit) for income taxes	$31.8	$80.1
Tax impact of pre-tax income adjustments	45.6	36.9
Tax law change	-	1.2
Discrete tax items	0.5	0.8
Income tax provision, as adjusted	$77.9	$119.0